Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-158199-10

CREDIT SUISSE AG

Return Enhanced Notes due December 28, 2010

Linked to the S&P 500 Index (J 150)

BAH TBD

Issuer:	Credit Suisse AG, acting through its Nassau Branch

Principal Amount:	USD 29,680,000

Underlying:	Underlying	Ticker	Initial Level	Weighting

	S&P 500 Index	SPX <Index>	1121.80	100%

Trade Date:	September 16, 2010

Issue Date:	September 21, 2010

Valuation Dates†:	December 16, 2010; December 17, 2010; December 20, 2010; December 21, 2010; and December 22, 2010 (the “Final Valuation Date”)

Maturity Date†:	December 28, 2010

Offering Price:	$1,000 per security (100%)

Initial Level:	1121.80

Final Level:	The arithmetic average of the Underlying closing levels on each of the five Valuation Dates.

Upside Leverage Factor:	2.00

Maximum Return:	8.94%

Payment at Maturity:

If the Final Level is greater than the Initial Level, you will be entitled to receive a cash payment at maturity that provides you with a return per $1,000 principal amount of notes equal to the Underlying Return multiplied by 2.00, subject to a Maximum Return of the Notes of 8.94%. For example, if the Underlying Return is 4.47% or more, you will receive the Maximum Return on the Note of 8.94%, which entitles you to the maximum payment of $1,089.40 for every $1,000 principal amount Note that you hold. Accordingly, if the Underlying Return is positive, your payment per $1,000 principal amount of notes will be calculated as follows, subject to the Maximum Return:

$1,000 + [$1,000 x (Underlying Return x 2)]

Your investment will be fully exposed to any decline in the Underlying. If the Final Level is less than the Initial Level, you will lose 1% of the principal amount of your Notes for every 1% that the Final Level declines from the Initial Level. Accordingly, if the Underlying Return is negative, your payment per $1,000 principal amount of notes will be calculated as follows:

$1,000 + [($1,000 x Underlying Return)]

Underlying Return:	The performance of the Underlying from the Initial Level to the Final Level, calculated as follows:

Final Level – Initial Level
Initial Level

Calculation Agent:	Credit Suisse International

Selling Commission:	0.25%

Form and Denomination:	Registered medium-term notes in minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.

Listing:	None.

CUSIP and ISIN:	22546EXU3 and US22546EXU36

† Subject to postponement in the event of a market disruption event as described in the accompanying product supplement under “Description of the Notes—Market disruption events.

Credit Suisse has filed a registration statement (including underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read this communication together with the Underlying Supplement dated June  24, 2010, Product Supplement No. JPM-III dated July 15, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You should, in particular, review the “Risk Factors” section of the product supplement, which sets forth a number of risks related to the securities. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll free 1-800-221- 1037.